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                                                                     EXHIBIT 5.1


[GLENN RASMUSSEN & FOGARTY LETTERHEAD]



                                  July 22, 1997



Sterile Recoveries, Inc.
28100 U.S. Highway 19 North
Suite 201
Clearwater, Florida 34621

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Sterile Recoveries, Inc. (the "Company"), a Florida corporation, in connection with its registration with the Securities and Exchange Commission (the "SEC") of 486,500 shares of the Company's common stock, $.001 par value (the "Shares"), pursuant to the Company's 1995 Stock Option Plan and 1996 Non-Employee Director Stock Option Plan (together, the "Plans"). We have examined, among other things, the Plans, the Company's Articles of Incorporation and Bylaws, as amended to date, the records of corporate proceedings of the Company that have occurred before the date of this letter with respect to the Shares, the Registration Statement on Form S-8 to register with the SEC the Shares (the "Registration Statement"), and other documents and representations that we considered necessary to render the opinion expressed in this letter. Based on the foregoing, we are of the opinion that the Company is incorporated and organized under the laws of the State of Florida and its status is active, and the Shares have been validly authorized for issuance and, upon the issuance and delivery of the Shares in accordance with the provisions of the Plans, the Shares will be validly issued, fully paid, and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    GLENN RASMUSSEN & FOGARTY, P.A.

                                    /s/ Sharon Docherty Danco

                                    Sharon Docherty Danco




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